Exhibit 21.1

Senior Credit Investments, LLC

Subsidiaries as of December 31, 2024

Name	State of Formation
SCI BDC SPV I LLC	Delaware
SCI BDC SPV II LLC	Delaware
SCI Blocker LLC	Delaware